Exhibit 99

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
southerncompany.com

Investor Relations Contact:
Greg MacLeod
404-685-4194
gbmacleo@southernco.com
February 20, 2025

Southern Company reports fourth-quarter and full-year 2024 earnings

ATLANTA – Southern Company today reported fourth-quarter earnings of $534 million, or 49 cents per share, in 2024 compared with earnings of $855 million, or 78 cents per share, in the fourth quarter of 2023. Southern Company also reported full-year 2024 earnings of $4.4 billion, or $4.02 per share, compared with $4.0 billion, or $3.64 per share, in 2023.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $544 million, or 50 cents per share, during the fourth quarter of 2024, compared with $700 million, or 64 cents per share, during the fourth quarter of 2023. For the full-year 2024, excluding these items, Southern Company earned $4.4 billion, or $4.05 per share, compared with $4.0 billion, or $3.65 per share, for 2023.

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income – Excluding Items (in millions)	2024	2023	2024	2023
Net Income – As Reported	$534	$855	$4,401	$3,976
Less:
Estimated Loss on Plants Under Construction	(4)	222	7	51
Tax Impact	1	(56)	(15)	(13)
Acquisition and Disposition Impacts	—	1	—	(1)
Tax Impact	—	32	—	33
Loss on Extinguishment of Debt	—	—	—	(5)
Tax Impact	—	—	—	1
Estimated Loss on Qualifying Infrastructure Plant and Other Capital Investments	—	(58)	—	(96)
Tax Impact	—	14	—	24
Impairments	—	—	(36)	—
Tax Impact	—	—	9	—
Accelerated Depreciation from Repowering	(9)	—	(9)	—
Tax Impact	2	—	2	—
Net Income – Excluding Items	$544	$700	$4,443	$3,982
Average Shares Outstanding – (in millions)	1,098	1,092	1,096	1,092
Basic Earnings Per Share – Excluding Items	$0.50	$0.64	$4.05	$3.65

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the full year 2024, as compared with 2023, were higher utility revenues, partially offset by increased non-fuel operations and maintenance expenses, interest expense, depreciation and amortization, and income taxes.

Fourth-quarter 2024 operating revenues were $6.3 billion, compared with $6.0 billion for the fourth quarter of 2023, an increase of 4.9%. Operating revenues for the full year 2024 were $26.7 billion, compared with $25.3 billion in 2023, an increase of 5.8%.

“The hard work and dedication of our team members across our company made 2024 an outstanding year for Southern Company,” said Christopher C. Womack, chairman, president and CEO. “We delivered the exceptional value that our customers depend on, and, looking ahead, we believe our commitment to sustainably meeting the growing energy needs of our local economies will support our continued success for years to come.”

Southern Company’s fourth-quarter and full-year earnings slides with supplemental financial information, including earnings guidance, are available at investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy infrastructure company with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net-zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture has been recognized by a variety of organizations, earning the company awards and recognitions that reflect Our Values and dedication to service. To learn more, visit southerncompany.com.

Cautionary Note Regarding Forward-Looking Statements
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning future business successes. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; the extent and timing of costs and legal requirements related to coal combustion residuals; current and future litigation or regulatory investigations, proceedings, or inquiries, including litigation and other disputes related to the Kemper County energy facility and Plant Vogtle Units 3 and 4; the effects, extent, and timing of the entry of additional competition in the markets in which Southern Company's subsidiaries operate, including from the development and deployment of alternative energy sources; variations in demand for electricity and natural gas; available sources and costs of natural gas and other fuels and commodities; the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity, public and policymaker support for such projects, and operational interruptions to natural gas distribution and transmission activities; transmission constraints; the ability to control costs and avoid cost and schedule overruns during the development, construction, and operation of facilities or other projects due to challenges which include, but are not limited to, changes in labor costs, availability, and productivity, challenges with the management of contractors or vendors, subcontractor performance, adverse weather conditions, shortages, delays, increased costs, or inconsistent quality of equipment, materials, and labor, contractor or supplier delay, the impacts of inflation, delays due to judicial or regulatory action, nonperformance under construction, operating, or other agreements, operational readiness, including specialized operator training and required site safety programs, engineering or design problems or any remediation related thereto, design and other licensing-based compliance matters, challenges with start-up activities, including major equipment failure or system integration, and/or operational performance, challenges related to pandemic health events, continued public and policymaker support for projects, environmental and geological conditions, delays or increased costs to interconnect facilities to transmission grids, and increased financing costs as a result of changes in interest rates or as a result of project delays; legal proceedings and regulatory approvals and actions related to past, ongoing, and proposed construction projects, including state public service commission or other applicable state regulatory agency approvals and Federal Energy Regulatory Commission and U.S. Nuclear Regulatory Commission actions; the ability to construct facilities in accordance with the requirements of permits and licenses, to satisfy any environmental performance standards and the requirements of tax credits and other incentives, and to integrate facilities into the Southern Company system upon completion of construction; investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds; advances in technology, including the pace and extent of development of low- to no-carbon energy and battery energy storage technologies and negative carbon concepts; performance of counterparties under ongoing renewable energy partnerships and development agreements; state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and transmission facilities, extension of retirement dates for fossil fuel plants, and fuel and other cost recovery mechanisms; the ability to successfully operate Southern Company’s electric utilities’ generation, transmission, distribution, and battery energy storage facilities, as applicable, and Southern Company Gas' natural gas distribution and storage facilities and the successful performance of necessary corporate functions; the inherent risks involved in operating nuclear generating facilities; the inherent risks involved in generation, transmission, and distribution of electricity and transportation and storage of natural gas, including accidents, explosions, fires, mechanical problems, discharges or releases of toxic or hazardous substances or gases, and other environmental risks; the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required; the ability to obtain new short- and long-term contracts with wholesale customers; the direct or indirect effect on the Southern Company system's business resulting from cyber intrusion or physical attack and the threat of cyber and physical attacks; global and U.S. economic conditions, including impacts from geopolitical conflicts, recession, inflation, tariffs interest rate fluctuations, and financial market conditions, and the results of financing efforts; access to capital markets and other financing sources; changes in Southern Company's and any of its subsidiaries' credit ratings; the ability of Southern Company's electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices; catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest, wars, or other similar occurrences; the direct or indirect effects on the Southern Company system's business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure, or operation of generating or storage resources; impairments of goodwill or long-lived assets; and the effect of accounting pronouncements issued periodically by standard-setting bodies. Southern Company expressly disclaims any obligation to update any forward-looking information.

###

Southern Company
Financial Highlights
(In Millions Except Earnings Per Share)

	Three Months Ended December		Year-To-Date December
Net Income – As Reported	2024	2023	2024	2023
Traditional Electric Operating Companies	$515	$785	$4,145	$3,637
Southern Power	64	69	328	357
Southern Company Gas	185	140	740	615
Total	764	994	5,213	4,609
Parent Company and Other	(230)	(139)	(812)	(633)
Net Income – As Reported	$534	$855	$4,401	$3,976

Basic Earnings Per Share(1)	$0.49	$0.78	$4.02	$3.64
Average Shares Outstanding	1,098	1,092	1,096	1,092

Non-GAAP Financial Measures	Three Months Ended December		Year-To-Date December
Net Income – Excluding Items	2024	2023	2024	2023
Net Income – As Reported	$534	$855	$4,401	$3,976
Less:
Estimated Loss on Plants Under Construction(2)	(4)	222	7	51
Tax Impact	1	(56)	(15)	(13)
Acquisition and Disposition Impacts(3)	—	1	—	(1)
Tax Impact	—	32	—	33
Loss on Extinguishment of Debt(4)	—	—	—	(5)
Tax Impact	—	—	—	1
Estimated Loss on Qualifying Infrastructure Plant and Other Capital Investments(5)	—	(58)	—	(96)
Tax Impact	—	14	—	24
Impairments(6)	—	—	(36)	—
Tax Impact	—	—	9	—
Accelerated Depreciation from Repowering(7)	(9)	—	(9)	—
Tax Impact	2	—	2	—
Net Income – Excluding Items	$544	$700	$4,443	$3,982

Basic Earnings Per Share – Excluding Items	$0.50	$0.64	$4.05	$3.65
See Notes on the following page.

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.48 and $3.99 for the three and twelve months ended December 31, 2024, respectively, and $0.78 and $3.62 for the three and twelve months ended December 31, 2023, respectively.
(2)Earnings for the twelve months ended December 31, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Additionally, earnings for the twelve months ended December 31, 2024 include a $14 million income tax charge related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to a change in the State of Georgia corporate tax rate. Earnings for the three and twelve months ended December 31, 2023 include a pre-tax credit to income of $228 million ($170 million after tax) and a pre-tax net credit to income of $68 million ($50 million after tax), respectively, related to the estimated probable loss on Plant Vogtle Units 3 and 4. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and twelve months ended December 31, 2024 and 2023 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs related to dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million in 2025.
(3)Earnings for the three and twelve months ended December 31, 2023 include a $35 million favorable tax impact related to a reversal of an uncertain tax position associated with the 2019 sale of Gulf Power Company. Additionally, earnings for the three and twelve months ended December 31, 2023 include disposition impacts related to the sales of natural gas storage facilities at Southern Company Gas. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the twelve months ended December 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the three and twelve months ended December 31, 2023 include a pre-tax charge of $58 million ($44 million after tax) and pre-tax charges totaling $96 million ($72 million after tax), respectively, for estimated losses at Southern Company Gas associated with the Illinois Commerce Commission disallowances related to (1) its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas under the QIP rider, or Investing in Illinois program and (2) Nicor Gas' general base rate case proceeding. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the twelve months ended December 31, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with the discontinued development of a multi-use commercial facility at Alabama Power Company. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(7)Earnings for the three and twelve months ended December 31, 2024 include a pre-tax charge, net of noncontrolling interests impacts, of $9 million ($7 million after tax) associated with accelerated depreciation related to the repowering of the Kay Wind facility at Southern Power. Accelerated depreciation related to the equipment being replaced will continue until commercial operation of the repowering project, which is projected to occur in the third quarter 2026. Pre-tax accelerated depreciation, net of noncontrolling interest impacts, is projected to total approximately $100 million in 2025 and $40 million in 2026.

Southern Company
Significant Factors Impacting EPS

	Three Months Ended December			Year-To-Date December
	2024	2023	Change	2024	2023	Change
Earnings Per Share –
As Reported(1)	$0.49	$0.78	$(0.29)	$4.02	$3.64	$0.38

Significant Factors:
Traditional Electric Operating Companies			$(0.25)			$0.47
Southern Power			—			(0.03)
Southern Company Gas			0.04			0.11
Parent Company and Other			(0.08)			(0.16)
Increase in Shares			—			(0.01)
Total – As Reported			$(0.29)			$0.38

	Three Months Ended December			Year-To-Date December
Non-GAAP Financial Measures	2024	2023	Change	2024	2023	Change
Earnings Per Share –
Excluding Items	$0.50	$0.64	$(0.14)	$4.05	$3.65	$0.40

Total – As Reported			$(0.29)			$0.38
Less:
Estimated Loss on Plants Under Construction(2)			(0.15)			(0.04)
Acquisition and Disposition Impacts(3)			(0.03)			(0.03)
Loss on Extinguishment of Debt(4)			—			—
Estimated Loss on Qualifying Infrastructure Plant and Other Capital Investments(5)			0.04			0.07
Impairments(6)			—			(0.02)
Accelerated Depreciation from Repowering(7)			(0.01)			—
Total – Excluding Items			$(0.14)			$0.40
See Notes on the following page.

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.48 and $3.99 for the three and twelve months ended December 31, 2024, respectively, and $0.78 and $3.62 for the three and twelve months ended December 31, 2023, respectively.
(2)Earnings for the twelve months ended December 31, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Additionally, earnings for the twelve months ended December 31, 2024 include a $14 million income tax charge related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to a change in the State of Georgia corporate tax rate. Earnings for the three and twelve months ended December 31, 2023 include a pre-tax credit to income of $228 million ($170 million after tax) and a pre-tax net credit to income of $68 million ($50 million after tax), respectively, related to the estimated probable loss on Plant Vogtle Units 3 and 4. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and twelve months ended December 31, 2024 and 2023 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs related to dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million in 2025.
(3)Earnings for the three and twelve months ended December 31, 2023 include a $35 million favorable tax impact related to a reversal of an uncertain tax position associated with the 2019 sale of Gulf Power Company. Additionally, earnings for the three and twelve months ended December 31, 2023 include disposition impacts related to the sales of natural gas storage facilities at Southern Company Gas. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the twelve months ended December 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the three and twelve months ended December 31, 2023 include a pre-tax charge of $58 million ($44 million after tax) and pre-tax charges totaling $96 million ($72 million after tax), respectively, for estimated losses at Southern Company Gas associated with the Illinois Commerce Commission disallowances related to (1) its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas under the QIP rider, or Investing in Illinois program and (2) Nicor Gas' general base rate case proceeding. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the twelve months ended December 31, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with the discontinued development of a multi-use commercial facility at Alabama Power Company. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(7)Earnings for the three and twelve months ended December 31, 2024 include a pre-tax charge, net of noncontrolling interests impacts, of $9 million ($7 million after tax) associated with accelerated depreciation related to the repowering of the Kay Wind facility at Southern Power. Accelerated depreciation related to the equipment being replaced will continue until commercial operation of the repowering project, which is projected to occur in the third quarter 2026. Pre-tax accelerated depreciation, net of noncontrolling interest impacts, is projected to total approximately $100 million in 2025 and $40 million in 2026.

Southern Company
EPS Earnings Analysis

Description	Three Months Ended December 2024 vs. 2023	Year-To-Date December 2024 vs. 2023

Retail Sales	1¢	3¢

Retail Revenue Impacts	18	89

Weather	2	22

Wholesale and Other Operating Revenues	7	17

Non-Fuel Operations and Maintenance Expenses(1)	(18)	(29)

Depreciation and Amortization	(1)	(10)

Interest Expense and Other	(9)	(21)

Income Taxes	(9)	(18)

Total Traditional Electric Operating Companies	(9)¢	53¢

Southern Power	—	(2)

Southern Company Gas	—	5

Parent Company and Other	(5)	(14)

Increase in Shares	—	(2)

Total Change in EPS (Excluding Items)	(14)¢	40¢

Estimated Loss on Plants Under Construction(2)	(15)	(4)

Acquisition and Disposition Impacts(3)	(3)	(3)

Loss on Extinguishment of Debt(4)	—	—

Estimated Loss on Qualifying Infrastructure Plant and Other Capital Investments(5)	4	7

Impairments(6)	—	(2)

Accelerated Depreciation from Repowering(7)	(1)	—

Total Change in EPS (As Reported)	(29)¢	38¢
See Notes on the following page.

Southern Company
EPS Earnings Analysis

Notes
(1)Excludes gains/losses on asset sales, which are included in "Interest Expense and Other." Includes non-service cost-related benefits income.
(2)Earnings for the twelve months ended December 31, 2024 include a pre-tax credit to income of $21 million ($16 million after tax) related to the estimated probable loss on Plant Vogtle Units 3 and 4 reflecting a revision to Georgia Power Company's total project capital cost forecast resulting from a reduction in remaining expected site demobilization costs and other contractor obligations. Additionally, earnings for the twelve months ended December 31, 2024 include a $14 million income tax charge related to the remeasuring of deferred tax assets associated with the previously recognized estimated probable loss on Plant Vogtle Units 3 and 4 due to a change in the State of Georgia corporate tax rate. Earnings for the three and twelve months ended December 31, 2023 include a pre-tax credit to income of $228 million ($170 million after tax) and a pre-tax net credit to income of $68 million ($50 million after tax), respectively, related to the estimated probable loss on Plant Vogtle Units 3 and 4. Further charges and/or credits may occur; however, the amount and timing are uncertain. Earnings for the three and twelve months ended December 31, 2024 and 2023 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs related to dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million in 2025.
(3)Earnings for the three and twelve months ended December 31, 2023 include a $35 million favorable tax impact related to a reversal of an uncertain tax position associated with the 2019 sale of Gulf Power Company. Additionally, earnings for the three and twelve months ended December 31, 2023 include disposition impacts related to the sales of natural gas storage facilities at Southern Company Gas. Further impacts may result from future acquisition and disposition activities; however, the amount and timing of any such impacts are uncertain.
(4)Earnings for the twelve months ended December 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.
(5)Earnings for the three and twelve months ended December 31, 2023 include a pre-tax charge of $58 million ($44 million after tax) and pre-tax charges totaling $96 million ($72 million after tax), respectively, for estimated losses at Southern Company Gas associated with the Illinois Commerce Commission disallowances related to (1) its review of the Qualifying Infrastructure Plant (QIP) capital investments by Nicor Gas under the QIP rider, or Investing in Illinois program and (2) Nicor Gas' general base rate case proceeding. Further charges may occur; however, the amount and timing of any such charges are uncertain.
(6)Earnings for the twelve months ended December 31, 2024 include a pre-tax impairment loss of $36 million ($27 million after tax) associated with the discontinued development of a multi-use commercial facility at Alabama Power Company. Impairment charges may occur in the future; however, the amount and timing of any such charges are uncertain.
(7)Earnings for the three and twelve months ended December 31, 2024 include a pre-tax charge, net of noncontrolling interests impacts, of $9 million ($7 million after tax) associated with accelerated depreciation related to the repowering of the Kay Wind facility at Southern Power. Accelerated depreciation related to the equipment being replaced will continue until commercial operation of the repowering project, which is projected to occur in the third quarter 2026. Pre-tax accelerated depreciation, net of noncontrolling interest impacts, is projected to total approximately $100 million in 2025 and $40 million in 2026.

Southern Company
Consolidated Earnings
As Reported

	Three Months Ended December			Year-To-Date December
	2024	2023	Change	2024	2023	Change
	(in millions)			(in millions)
Retail electric revenues:
Fuel	$963	$1,018	$(55)	$4,213	$4,430	$(217)
Non-fuel	3,034	2,728	306	13,577	11,913	1,664
Wholesale electric revenues	512	537	(25)	2,431	2,467	(36)
Other electric revenues	265	190	75	896	792	104
Natural gas revenues	1,236	1,285	(49)	4,456	4,702	(246)
Other revenues	331	287	44	1,151	949	202
Total operating revenues	6,341	6,045	296	26,724	25,253	1,471
Fuel and purchased power	1,136	1,192	(56)	4,979	5,248	(269)
Cost of natural gas	344	445	(101)	1,196	1,644	(448)
Cost of other sales	204	179	25	668	560	108
Non-fuel operations and maintenance	1,996	1,741	255	6,539	6,093	446
Depreciation and amortization	1,218	1,160	58	4,755	4,525	230
Taxes other than income taxes	385	349	36	1,540	1,425	115
Estimated loss on Plant Vogtle Units 3 and 4	—	(228)	228	(21)	(68)	47
Total operating expenses	5,283	4,838	445	19,656	19,427	229
Operating income	1,058	1,207	(149)	7,068	5,826	1,242
Allowance for equity funds used during construction	68	68	—	235	268	(33)
Earnings from equity method investments	32	34	(2)	139	144	(5)
Interest expense, net of amounts capitalized	693	634	59	2,743	2,446	297
Other income (expense), net	80	125	(45)	530	553	(23)
Income taxes	79	4	75	969	496	473
Net income	466	796	(330)	4,260	3,849	411
Net loss attributable to noncontrolling interests	(68)	(59)	(9)	(141)	(127)	(14)
Net income attributable to Southern Company	$534	$855	$(321)	$4,401	$3,976	$425
Certain prior year data may have been reclassified to conform with current year presentation.

Southern Company
Kilowatt-Hour Sales and Customers

	Three Months Ended December				Year-To-Date December
	2024	2023	% Change	Weather Adjusted % Change	2024	2023	% Change	Weather Adjusted % Change
	(in millions)				(in millions)
Kilowatt-Hour Sales

Total Sales	46,577	45,351	2.7%		199,038	195,507	1.8%

Total Retail Sales	34,752	33,817	2.8%	1.4%	148,906	144,531	3.0%	0.8%
Residential	10,827	10,622	1.9%	(0.2)%	49,269	47,080	4.7%	(0.5)%
Commercial	11,789	11,294	4.4%	2.4%	50,208	48,343	3.9%	2.2%
Industrial	12,005	11,765	2.0%	2.0%	48,894	48,556	0.7%	0.7%
Other	131	136	(4.1)%	(4.7)%	535	552	(3.1)%	(3.7)%

Total Wholesale Sales	11,825	11,534	2.5%	N/A	50,132	50,976	(1.7)%	N/A

					Period Ended December
					2024	2023	% Change
					(in thousands)
Regulated Utility Customers

Total Regulated Utility Customers					8,936	8,861	0.8%
Traditional Electric Operating Companies					4,549	4,487	1.4%
Southern Company Gas					4,387	4,374	0.3%

Southern Company
Financial Overview
As Reported

	Three Months Ended December			Year-To-Date December
	2024	2023	% Change	2024	2023	% Change
	(in millions)			(in millions)
Southern Company –
Operating Revenues	$6,341	$6,045	4.9%	$26,724	$25,253	5.8%
Earnings Before Income Taxes	545	800	(31.9)%	5,229	4,345	20.3%
Net Income Available to Common	534	855	(37.5)%	4,401	3,976	10.7%

Alabama Power –
Operating Revenues	$1,751	$1,630	7.4%	$7,554	$7,050	7.1%
Earnings Before Income Taxes	246	216	13.9%	1,763	1,451	21.5%
Net Income Available to Common	208	238	(12.6)%	1,403	1,370	2.4%

Georgia Power –
Operating Revenues	$2,586	$2,313	11.8%	$11,331	$10,118	12.0%
Earnings Before Income Taxes	381	636	(40.1)%	3,146	2,528	24.4%
Net Income Available to Common	294	533	(44.8)%	2,543	2,080	22.3%

Mississippi Power –
Operating Revenues	$345	$337	2.4%	$1,463	$1,474	(0.7)%
Earnings Before Income Taxes	13	16	(18.8)%	246	224	9.8%
Net Income Available to Common	13	15	(13.3)%	199	188	5.9%

Southern Power –
Operating Revenues	$417	$503	(17.1)%	$2,014	$2,189	(8.0)%
Earnings (Loss) Before Income Taxes	(49)	(16)	N/M	174	242	(28.1)%
Net Income Available to Common	64	69	(7.2)%	328	357	(8.1)%

Southern Company Gas –
Operating Revenues	$1,236	$1,285	(3.8)%	$4,456	$4,702	(5.2)%
Earnings Before Income Taxes	259	191	35.6%	998	826	20.8%
Net Income Available to Common	185	140	32.1%	740	615	20.3%
N/M - Not Meaningful
See Financial Highlights pages for discussion of certain significant items occurring during the periods.